                                   Exhibit 11

                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                 Three Months Ended        Nine Months Ended
                                                    September 30,            September 30,
                                              ----------   ----------   ----------   ----------
                                                 2002         2001         2002         2001
                                              ----------   ----------   ----------   ----------
Earnings per Share Information:
-------------------------------
Weighted average number of shares
    outstanding during the year ...........    3,895,825    3,965,326    3,880,085    3,963,377

Weighted average number of shares
    outstanding during the year
    including all dilutive
    potential shares.......................    3,977,102    4,009,252    3,958,864    3,996,971

Net earnings ..............................   $1,471,509   $1,086,860   $4,290,567   $3,058,320

Earnings per share - basic ................   $     0.38   $     0.27   $     1.11   $     0.77

Earnings per share - diluted ..............   $     0.37   $     0.27   $     1.08   $     0.77